AMENDATORY AGREEMENT NO. 3
                  TO THE AGREEMENT FOR THE SALE AND PURCHASE OF
                               NATURAL GAS BETWEEN
                          CHUGACH ELECTRIC ASSOCIATION
                                       AND
                             SHELL WESTERN E&P INC.

THIS AGREEMENT is made and entered into this 14th day of October, 1996, by and between Shell Western E&P Inc., a corporation organized under the laws of the State of Delaware ("SWEPI"), and Chugach Electric Association, Inc., an Alaska nonprofit electric cooperative membership corporation ("Chugach").

WHEREAS, SWEPI owns a one-third working interest in the natural gas reserves underlying the Beluga River Unit, Cook Inlet, Alaska; and

WHEREAS, SWEPI, as Seller, and Chugach, as Buyer, have entered into an Agreement for the Sale and Purchase of Natural Gas dated April 25, 1989, as amended on October 1, 1989 and June 20, 1990, and as supplemented on November 2, 1990 ("Natural Gas Agreement"); and

WHEREAS, SWEPI has entered into a Purchase and Sale Agreement with the Municipality of Anchorage d/b/a Municipal Light & Power ("ML&P") dated April 9, 1996 ("PSA"), as amended by the Supplemental Agreement dated September 24, 1996, whereby SWEPI has agreed to sell and ML&P has agreed to purchase SWEPI's one-third working interest in the Beluga River Unit effective September 1, 1996; and

WHEREAS, by letter dated December 4, 1989, the Alaska Department of Natural Resources ("ADNR") agreed to use the price for the gas established in the Natural Gas Agreement as the royalty value for the State's share of royalty production pursuant to AS 38.05.180(aa); and

WHEREAS, SWEPI desires to assign the Natural Gas Agreement to ML&P; and

WHEREAS, Chugach desires to reduce future commercial interaction between itself and ML&P with respect to the rights and obligations of the parties under the Natural Gas Agreement; and

WHEREAS, SWEPI and Chugach desire to amend the terms and conditions of the Natural Gas Agreement in order to permit the assignment of such amended Natural Gas Agreement to ML&P with the consent of Chugach.

NOW, THEREFORE, SWEPI and Chugach, in consideration of the mutual promises set forth herein, agree as follows:



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1.       All references  hereunder to Sections,  Subsections,  or Exhibits shall mean such Section, Subsection, or Exhibit contained in the Natural Gas Agreement.

2. This Agreement amending the terms and conditions of the Natural Gas Agreement shall become effective only upon the Closing of the PSA, as such term is defined in the PSA or any amendment thereto, and upon approval of this Agreement by the Alaska Public Utilities Commission ("APUC"). In the event the Closing does not occur under the terms and conditions of the PSA, the Natural Gas Agreement will not be assigned by SWEPI to ML&P and this Agreement amending the terms of the Natural Gas Agreement shall be void, ab initio.

3. Chugach may continue its status as an intervenor in Docket U-96-36 which is pending before the APUC, but shall not take any position before the APUC which would oppose the proposed sale of SWEPI's one-third interest in the Beluga River Unit to ML&P or any other position which would cause the APUC to condition the terms of the PSA. Chugach shall be free to argue to the APUC in Docket U-96-36 that the APUC should establish a separate docket to investigate the appropriate limitations and requirements, if any, that should govern ML&P's internal accounting for and pricing of gas used to generate electric power.

4.       Chugach  shall give its  consent to the  assignment  of the Natural Gas
         Agreement, as amended herein to ML&P, pursuant to Section 10.6. Assignment of the Natural Gas Agreement, as amended by this Agreement, will be without a release of SWEPI's obligations under the Natural Gas Agreement, and shall not relieve SWEPI of its obligations to Chugach under the Natural Gas Agreement.

5.       In Section 1.15,  delete the reference to  "Administrator of the Rural
         Electrification  Administration,   an  agency  of  the  United  States
         Department of Agriculture, and Spokane Bank for Cooperatives."

6. In Section 4.4, SWEPI acknowledges that gas committed to Chugach under the Natural Gas Agreement enjoys a priority over any gas that ML&P will acquire from SWEPI, to the extent that ML&P uses or otherwise disposes of such gas for sale or to generate electric power. Chugach acknowledges that SWEPI retains the rights specified in Article II of the Natural Gas Agreement and that the priority for the contract specified in Exhibit A of the Natural Gas Agreement is not affected by this Agreement.

7.       SWEPI  shall be deemed to decline  any offer by  Chugach,  pursuant  to
         Section 5.5, to sell any volume of gas not previously committed under the Natural Gas Agreement.

8. Under Section 5.5(C), if ARCO Alaska, Inc. ("ARCO") either declines or does not decline to permit Chugach the right to take as Third Party Replacement Gas any gas then committed to Chugach under the Sale and Purchase of Natural Gas Agreement dated April 21, 1989, between ARCO and Chugach ("ARCO Contract"), SWEPI shall be deemed to have acted in the same manner as ARCO. In this respect, Chugach shall


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         provide to SWEPI on a timely basis a copy of the communications between
         ARCO and Chugach pertaining to this Third Party Replacement gas matter. Notwithstanding the above, SWEPI may decline to permit Chugach to take Third Party Replacement gas to the extent that ML&P requires the necessary deliverability to satisfy ML&P's actual and verifiable
         requirements  for  deliverability   necessary  for  the  generation  of
         electric power by ML&P.

9. Except for differences in excess deliverability provided by producers for gas supplied under Sections 5.5(C), 5.7(B) or 5.7(C), pursuant to
         Section 5.6, Chugach shall have met its obligation to SWEPI and SWEPI shall have met its obligation to Chugach if Chugach purchases and takes from SWEPI and SWEPI sells and delivers to Chugach exactly the same volumes as Chugach purchases and takes from ARCO and ARCO sells and delivers to Chugach under the ARCO Contract. In this respect, Chugach shall provide to SWEPI on a timely basis a copy of the communications between Chugach and ARCO pertaining to the volume of gas purchased and taken under the ARCO Contract.

10. Under Sections 5.7(B) and 5.7(C), if ARCO declines or does not decline to permit Chugach to take gas in excess of the then applicable deliverability requirement ("excess delivery gas") under its Contract, then SWEPI shall be deemed to have acted in the same manner as ARCO. In this respect, Chugach shall provide to SWEPI on a timely basis a copy of the communications between ARCO and Chugach pertaining to excess delivery gas. Notwithstanding the above, SWEPI may decline to permit Chugach to take excess delivery gas to the extent that ML&P requires such gas to satisfy ML&P's actual and verifiable requirements for deliverability necessary for the generation of electric power by ML&P.

11. The reference in Section 5.5(C) to "then existing other commitments", the reference in Section 5.7(B) to "the deliverability is not committed to the performance of any other contract", and the reference in Section 5.7(C) to "within the operational and contractual limitations and constraints to which SWEPI is subject" shall, subject to the provisions of Section 4.4, as described in Section 6 of this Agreement, include satisfaction of ML&P's actual and verifiable requirements for deliverability necessary for the generation of electric power by ML&P.

12. Under Section 6.1, SWEPI shall be deemed to have acted in the same manner as ARCO reacts under the ARCO Contract as to whether the annual Forecast is unreasonably high or low. "Va" in Section 6.1 under this Agreement shall be equal to "Va" under the ARCO Contract, as the same shall be determined and resolved by ARCO and Chugach under the ARCO Contract.

13. In complying with Section 6.1, any records which Chugach, in the ordinary course of doing business, would not make public or provide to a competitor shall not be required to be furnished to SWEPI under the terms of the Natural Gas Agreement. Further, SWEPI shall not knowingly obtain or seek to obtain such information from ARCO, Chevron, Marathon, or their respective successors or assigns of their respective contracts with


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         Chugach.

14. Under Sections 6.2 and 6.3, SWEPI shall be deemed to have given its consent for Chugach to take the actions referenced in such Sections, if ARCO has given its consent for Chugach to take the actions referenced in such Sections under the ARCO Contract. SWEPI may elect to give its consent for Chugach to take the actions referenced in such Sections.

15. In Section 6.5, substitute "Chugach shall not take any action to displace gas provided by SWEPI which it has not taken under the ARCO Contract or under the Sale and Purchase of Natural Gas Agreement dated April 27, 1989, between Chevron and Chugach ("Chevron Contract") to displace gas provided by ARCO or Chevron, respectively" for the proviso in the last three lines of Section 6.5.

16.      In Section 7.3, add the following  sentence at the end of the Section:
         "Any Period 2 Volume remaining to be taken on December 31, 2013, shall be taken by no later than December 31, 2015."

17. Any adjustment to the price of gas delivered by SWEPI under the Natural Gas Agreement due to Btu adjustment under Section 7.10 or Exhibit D shall be identical to the price adjustment, if any, as the same shall be determined and resolved by ARCO under the ARCO Contract.

18. As long as ARCO is the Operator of the Beluga River Unit, ARCO shall be the dispatching agent for SWEPI under the Natural Gas Agreement, and shall be responsible for complying with dispatching requests of Chugach. Neither SWEPI nor ML&P nor Chugach or their successors or assigns will become Operator of the Beluga River Unit, nor will SWEPI or ML&P become the dispatching agent responsible for complying with dispatching requests of Chugach.

19. In Section 10.1, add the words "except in the case of bad faith" to the end of the second sentence.

20. For purposes of Section 10.2, the Municipality of Anchorage shall not be considered as a governmental agency of competent jurisdiction.

21. Under Section 10.9, the right of access to property of the other shall be limited to access by Chugach to the Beluga River Unit, and shall not give either Chugach or SWEPI the right to access of the property of the other.

22. In Section 10.11, the access to the records of a Party by the other Party shall be limited to records of the Operator/Dispatcher of gas from the Beluga River Unit.

23. In Section 10.13, substitute "Alaska Public Utilities Commission" for "approved by each entity whose approval is a Necessary Approval".


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24.      With respect to Exhibit D,  Paragraph B. III (b), SWEPI shall be deemed to have agreed to any substitute indices and/or commodities required under Paragraph B as ARCO and Chevron shall agree to under the ARCO Contract and the Chevron Contract, respectively. In the event ARCO and Chevron do not act in the same manner with respect to substitute indicies and/or commodities, SWEPI may elect to act in the same manner as either ARCO or Chevron.

25. Nothing in this Agreement shall affect SWEPI's rights and obligations under the Beluga River Unit Joint Operating Agreement dated April 1, 1962, as amended. SWEPI represents that there is nothing in the Joint Operating Agreement which prevents SWEPI from performing its obligations under this Agreement.

26. Exhibit E shall be deleted in its entirety and the attached Exhibit E shall be substituted therefor.

27. Except for the foregoing amendments to the Natural Gas Agreement, all other terms and conditions of the Natural Gas Agreement shall remain in full force and effect.

28. In Section 7.6, add the following as subsection (F): "(F) SWEPI shall notify Chugach of any notice or demand received from the Alaska Department of Revenue, or successor agency, which assesses Reimbursable Tax or Taxes with respect to the gas delivered to Chugach by SWEPI under the Natural Gas Agreement as amended herein. At the request of Chugach, SWEPI shall pay such assessment under protest.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


CHUGACH ELECTRIC ASSOCIATION,                            SHELL WESTERN E&P INC.
INC.


By:  /s/ Eugene N. Bjornstad                             By:  /s/ Steve Merritt
Its:  General Manager                                     Its: Attorney-in-Fact


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